Exhibit 10.1

ASCENA RETAIL GROUP, INC.

EXECUTIVE SEVERANCE PLAN

Amended and Restated Effective as of September 23, 2014

INTRODUCTION

The purpose of the Plan is to enable the Company to offer certain protections to senior executives if their employment with the Employer is terminated under the circumstances described herein. The Plan was initially adopted effective as of March 3, 2010 and was subsequently amended and restated in the form herein effective as of September 23, 2014.

Unless otherwise expressly provided in the Plan or unless otherwise agreed to in writing between the Company or an Affiliate and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I

DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

1.1 “Affiliate” shall mean (a) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, (b) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, or (c) any other entity which is designated as an Affiliate by the Board or the Committee.

1.2 “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cause” shall mean the occurrence of any of the following with respect to the Participant:

(a) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by the Participant of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude;

(b) material failure to satisfactorily perform employment duties reasonably requested by the Board after thirty (30) days’ written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury);

(c) fraud or embezzlement;

(d) gross misconduct or gross negligence in connection with the business of the Employer or an Affiliate which has a substantial adverse effect on the Employer or the Affiliate; or

(e) the Participant’s intentional and willful act or omission which is materially detrimental to the business or reputation of the Employer or an Affiliate.

Termination of the Participant for Cause shall be made by delivery to the Participant of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for that purpose (after 30 days prior written notice to the Participant and a reasonable opportunity for the Participant to be heard before the Board prior to such vote) finding that in the good faith judgment of the Board, the Participant was guilty of conduct set forth in any of clauses (a) through (e) above and specifying the particulars thereof.

1.5 “Change in Control” shall mean the consummation of any of the following events: (a) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Exchange Act, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, during the twelve (12) month period ending on the date of the most recent acquisition by such person of 30% or more of the total voting power of the outstanding stock of the Company, excluding a person that is an affiliate (as such term is used under the Exchange) of the Company on the date hereof, or any affiliate of any such person; (b) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) all or substantially all the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (d) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company). Notwithstanding anything herein to the contrary and except with respect to a Change in Control event described in Section 1.6(b), a Change in Control shall be deemed to have occurred under this Section 1.6 solely upon the occurrence of the closing of the transaction giving rise to the Change in Control event. Notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Code Section 409A.

1.6 “Change in Control Related Termination” means a Pre-Change in Control Termination or a Post-Change in Control Termination, as applicable.

1.7 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9 “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.10 “Committee” shall mean the Compensation and Stock Incentive Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.

1.11 “Company” shall mean Ascena Retail Group, Inc., a Delaware corporation, and any successor as provided in Article VI hereof.

1.12 “Continuation Period” shall mean a period commencing on the date of a Participant’s Separation from Service (or, the date of the Change in Control in the event of a Pre-Change in Control Termination as a result of a Participant’s resignation for Good Reason) until the earliest of:

(a) solely in the event of a Non-Change in Control Termination, the expiration of the period during which the Participant is receiving Severance Payments;

(b) solely in the Event of a Change in Control Termination, twelve (12) months (or, eighteen (18) months with respect to a Participant with the title “Executive Vice President” who experiences a Change in Control Related Termination) from such date;

(c) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and

(d) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

1.13 “Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) of the Plan.

1.14 “Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (a) the six (6)-month anniversary of the date of such Separation from Service and (b) the date of the Participant’s death.

1.15 “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.16 “Eligible Employee” shall mean any executive-level employee of the Employer designated in writing by the Committee to participate in the Plan.

1.17 “Employer” shall mean the Company and any Affiliate.

1.18 “Equity Vesting” shall mean the benefit set forth in Section 2.2(c) of the Plan.

1.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.20 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.21 “Good Reason” shall mean the occurrence of any of the following events within ninety (90) days prior to a Change in Control, or on or following a Change in Control without the Participant’s express written consent, provided the Participant gives notice to the Employer of the Good Reason event within ninety (90) days after the Participant has knowledge of the Good Reason event and such events are not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification:

(a) any material diminution of the responsibilities, duties or authority of the Participant (except in connection with the termination of Executive’s employment for Cause or due to Total Disability or as a result of Executive’s death, or temporarily as a result of the Participant’s illness or other absence);

(b) any reduction in the Participant’s base salary and/or benefits, other than a reduction that is uniformly applied to similar situated employees;

(c) relocation of the Participant’s principal place of work outside of a thirty (30) mile radius of the Participant’s then current location; or

(d) the failure of any successor to the Company to assume the Plan.

1.22 “Non-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(i) of the Plan.

1.23 “Outplacement Services” shall mean the benefit set forth in Section 2.2(e) of the Plan.

1.24 “Participant” shall mean any Eligible Employee who is eligible to receive Severance Benefits under the Plan.

1.25 “Plan” shall mean the Ascena Retail Group, Inc. Executive Severance Plan.

1.26 “Post-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(ii) of the Plan.

1.27 “Pre-Change in Control Termination” shall mean a termination event described in Section 2.1(a)(ii) of the Plan.

1.28 “Pro-Rata Bonus” shall mean the payment set forth in Section 2.2(d) of the Plan.

1.29 “Restatement Date” shall mean September 23, 2014.

1.30 “Separation from Service” shall mean a Participant’s termination of employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder. All references in the Plan to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

1.31 “Severance Benefits” shall mean, as applicable, the Severance Payment, the Continued Health Coverage, the Equity Vesting and the Pro-Rata Bonus.

1.32 “Severance Payment” shall mean the payments set forth in Section 2.2(a) of the Plan.

1.33 “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

ARTICLE II

SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits.

(a) Qualifying Event for an Eligible Employee.

(i) Non-Change in Control Termination. If, at any time prior to a Change in Control the employment of a Participant is terminated by the Employer without Cause (a “Non-Change in Control Termination”), then the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, the Pro-Rata Bonus and the Outplacement Services pursuant to the terms set forth herein.

(ii) Change in Control Related Termination. If, during the ninety (90) day period prior to the date of a Change in Control (a “Pre-Change in Control Termination”) or the period commencing on the date of a Change in Control and ending twelve (12) months thereafter (a “Post-Change in Control Termination”) the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason, then the Employer shall pay or provide the Participant with the Severance Payment, the Continued Health Coverage, the Equity Vesting, the Pro-Rata Bonus and the Outplacement Services pursuant to the terms set forth herein, and in the event of a Pre-Change in Control Termination, the foregoing Severance Benefits shall be in lieu of any Severance Benefits the Participant is entitled to under Section 2.1(a)(i). Notwithstanding the foregoing or anything herein to the contrary, in the event than an Eligible Employee who is a Participant in the Plan on the Restatement Date incurs a qualifying event under this Section 2.1(a)(ii) prior to the one-year anniversary of the Restatement Date, such Participant’s Severance Payment shall be an amount equal to the Severance Payment as determined under the terms and conditions of the Plan as in effect immediately prior to the Restatement Date if such amount exceeds the sum of the Severance Payment plus the Pro-Rata Bonus as determined under the terms and conditions of the Plan as in effect on the Restatement Date.

(b) Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by a Participant for any reason other than for Good Reason during the ninety (90) day period prior to a Change in Control or during the twelve (12) month period following a Change in Control, or (iii) on account of the Participant’s death or Disability.

2.2 Severance Benefits. In the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the applicable Severance Benefits as follows:

(a) Severance Payment. Subject to the provisions of Sections 2.3 through 2.8, the Employer shall pay to the Participant the following:

(i) Non-Change in Control Termination. In the event of a Non-Change in Control Termination, the Employer shall pay the Participant an amount in cash equal to one-twelfth (1/12) of the Participant’s Base Salary, payable in accordance with the Company’s normal payroll practices for a period of months (which period shall be based on the Participant’s title and length of service, and shall be determined in accordance with the Salary Continuation Period Determination Chart below) following the Participant’s Separation from Service, with the first payment thereof paid on the ninetieth (90th) day following the date of the Participant’s Separation from Service, which first payment shall include any amounts that would have been otherwise payable to the Participant during such ninety (90) day period. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a)(i) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

Salary Continuation Period Determination Chart

Eligible Employee’s Title	Period of Salary Continuation
Executive Vice President and above	12 months

Other than Executive Vice President	3 weeks for each anniversary year, subject to a minimum of 6 months and a maximum of 12 months

(ii) Change in Control Related Termination. In the event of a Change in Control Related Termination, the Employer shall pay the Participant an amount in cash equal to the Participant’s Base Salary, provided that with respect to a Participant with the title “Executive Vice President,” such sum shall be multiplied by one and one-half (1 1⁄2). The Severance Payment under this Section 2.2(a)(ii) shall be payable, subject to Section 2.5, in a lump sum on (A) in the case of a Pre-Change in Control Termination, the later of (x) the ninetieth (90th) day following the date of the Participant’s Separation from Service and (y) the date of the Change in Control, and (B) in the case of a Post-Change in Control Termination, the ninetieth (90th) day following the date of the Participant’s Separation from Service. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, in the event of a Post-Change in Control Termination, payment of the Severance Payment under this Section 2.2(a)(ii) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

Participants shall be entitled to only one Severance Payment under this Plan as the result of a Change in Control Related Termination.

(b) Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.8 and a Participant’s timely election pursuant to COBRA, during the Continuation Period the Employer shall pay the cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the

Participant’s employment or materially equivalent plans maintained by the Company in replacement thereof. Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.

(c) Accelerated Vesting of Equity Awards. The Equity Vesting under this Section 2.2(c) shall apply only in the event of a Change in Control Related Termination. Subject to the provisions of Sections 2.3 and 2.4 and Sections 2.6 through 2.8, to the extent not vested immediately prior to a Change in Control, all stock based awards granted to the Participant prior to the Change in Control under the Company’s equity plans, each as amended, including, but not limited to, The Dress Barn, Inc. 2001 Stock Incentive Plan, or any predecessor or successor plan(s) thereto, that are outstanding as of the date of the Change in Control (including, but not limited to, stock options and shares of restricted stock), or, in the event such stock based awards are not assumed or substituted by the successor in connection with such Change in Control, outstanding immediately prior to the date of the Change in Control, shall become fully vested as of the date of the Participant’s termination of employment by the Employer without Cause or by the Participant for Good Reason. Any stock option, stock appreciation right or similar award that provides for a Participant-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination as specified in the applicable equity plan and/or the applicable award agreement. In the case of restricted stock or similar awards that are not subject to a Participant-elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of such award as of the date of the Participant’s termination of employment by the Employer without Cause. For the avoidance of doubt, this Section 2.2(c) shall apply to any equity awards that, in connection with a Change in Control, (1) are granted as replacement of the equity awards held by the Participant immediately prior to the Change in Control, and (2) are outstanding immediately prior to the Change in Control, but are not assumed or substituted by the successor in connection with such Change in Control.

Notwithstanding the forgoing, in the event of a Pre-Change in Control Termination, in lieu of the foregoing under this Section 2.2(c), the Employer shall pay to the Participant a lump sum cash payment equal to the sum of (x) with respect to any unvested stock option, stock appreciation right or similar appreciation based award that expired on the date the Participant’s employment terminated, the excess, if any, of (A) the aggregate per share cash consideration, and the fair market value on such date of the aggregate per share non-cash consideration, paid or payable to the Company’s common stockholders in the transaction which is the basis for the Change in Control, (or if no such consideration was then payable, the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control), over (B) the strike price per share that would have been required to be paid in order to exercise each tranche of the unvested awards that expired on the date of the Participant’s termination of employment, times the number of shares of the Company’s common stock covered by each such tranche (such calculation to be performed separately for each tranche with a different strike price, and the aggregate amounts so calculated being the amount required to be paid under this provision), plus (y) with respect to any unvested restricted stock or similar whole share type of award that expired on the date the

Participant’s employment terminates, the fair market value of such awards calculated based on the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control times the number of shares of the Company’s common stock covered by each such award. Any such payment shall be paid together with the Severance Payment payable on a Pre-Change in Control Termination pursuant to Section 2.2(a)(ii) above.

(d) Pro-Rata Bonus. The Pro-Rata Bonus under this Section 2.2(d) shall apply in the event of either a Non-Change in Control Termination or a Change in Control Related Termination. Subject to the provisions of Sections 2.3 through 2.8, the Participant shall be entitled to receive a pro rata portion (based on the number of days employed during the applicable performance period) of the Participant’s semi-annual performance bonus for the performance period in which the Participant’s Separation from Service occurs, calculated based on actual results for such performance period, payable at the time that the semi-annual performance bonus would otherwise be paid.

(e) Outplacement Services. The Outplacement Services under this Section 2.2(e) shall apply in the event of either a Non-Change in Control Termination or a Change in Control Related Termination. The Company will assist the Participant for a period of one year from the date of the Participant’s Separation from Service in the search for new employment by directly paying the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged for by the Company in an amount not to exceed $10,000.

2.3 Prior Agreements. The Severance Benefits under this Plan shall supersede and be in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the Participant and the Employer. Notwithstanding the foregoing or anything herein to the contrary, in the event that a Participant is entitled to the Severance Benefits under the Plan and if as a result of such termination of the Participant’s employment the Participant was also entitled to receive the payments and benefits provided under any other agreements, arrangements or severance plans by and between the Participant and the Employer, then the Participant shall continue to be entitled to receive such payments and benefits under and in accordance with the terms and conditions of such agreement, arrangement or severance plan and (i) the Severance Payment hereunder shall be reduced by the amount of any severance payment received by the Participant prior to the commencement of the Severance Payment hereunder, (ii) any severance payment payable under such other agreement, arrangement or severance plan following the commencement of the Severance Payment hereunder shall be offset on a dollar-for-dollar basis by the Severance Payment hereunder, and (iii) the Continued Health Coverage shall commence in the first month following the expiration of any health plan or health care reimbursement coverage provided to the Participant pursuant to such other agreement, arrangement or severance plan following a termination of the Participant’s employment and the Participant’s Continuation Period shall be reduced by the number of months the Participant received such coverage under such other agreement, arrangement or severance plan.

2.4 No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company or Employer pursuant to the Plan, and, except as provided in Sections 1.13(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.5 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 2.7 and 2.8 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

2.5 Release Required. Any Severance Benefits (other than the Equity Vesting) payable or to be provided pursuant to the Plan shall be conditioned upon the Participant’s execution and non-revocation, within ninety (90) days following the effective date of the Participant’s Separation from Service, of a release substantially in the form attached as Appendix A hereto (with such changes thereon as are legally necessary at the time of execution to make it enforceable, including, but not limited to the addition of any federal, state or local laws) (the “Release”). The Company shall provide the release to the Participant within seven (7) days following the date of the Participant’s Separation from Service. The Participant will be required to sign the release within 45 days after the date it is provided to him or her and not revoke it within the time period set forth therein.

2.6 Code Section 280G.

(a) In the event it is determined pursuant to clause (b) below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant’s termination of employment following a Change in Control or under any other plan, arrangement or agreement in connection therewith (each a “Payment”), constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).

(b) Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 2.6 (“determination”) shall be made by the independent public accountants for the Company, and may, at the Company’s election, be made prior to termination of the Participant’s employment where the Company determines that a Change in

Control is imminent. Such determination shall be furnished in writing no later than thirty (30) days following the date of the Change in Control by the accountants to the Participant. If the Participant does not agree with such determination, he may give notice to the Company within ten (10) days of receipt of the determination from the accountants and, within fifteen (15) days thereafter, accountants of the Participant’s choice must deliver to the Company their determination that in their judgment complies with the Code. If the two accountants cannot agree upon the amount to be paid to the Participant pursuant to this Section 2.6 within ten days of the delivery of the statement of the Participant’s accountants to the Company, the two accountants shall choose a third accountant who shall deliver their determination of the appropriate amount to be paid to the Participant pursuant to this Section 2.6, which determination shall be final. If the final determination provides for the payment of a greater amount than that proposed by the accountants of the Company, then the Company shall pay all of the Participant’s costs incurred in contesting such determination and all other costs incurred by the Company with respect to such determination. However, if the determination of the accountants of the Company is supported by the third accountant, the Participant shall pay all reasonable costs incurred by both the Company and the Participant with respect to the determination.

(c) If the final determination made pursuant to clause (b) above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 2.6(a), the Equity Vesting shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 2.6(a), then, to the extent necessary pursuant to Section 2.6(a), the Severance Payment shall be reduced, and, finally, to the extent necessary pursuant to Section 2.6(a), the Continued Health Coverage shall be reduced. Within ten days following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

(d) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 2.6(a) (an “Overpayment”) or that additional payments which are not made by the Company pursuant to Section 2.6(a) above should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 2.6 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

2.7 Restrictive Covenants. As a condition to receiving Severance Benefits (other than the Equity Vesting), the Participant shall be subject to the restrictive covenants described in the Release. Upon the Participant’s timely execution and non-revocation of the Release, the restrictive covenants contained therein shall supersede any restrictive covenants contained in any agreement or arrangement between the Employer and the Participant, including any employment agreement.

2.8 Cooperation. By accepting the Severance Benefits under the Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

ARTICLE III

UNFUNDED PLAN

3.1 Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code, and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company and the Employer. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

4.2 Reimbursement of Expenses of Plan Committee. The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and Severance Benefits under the Plan, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.

4.4 Delegation of Authority. Subject to the limitations of applicable law, the Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated, and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

4.5 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7 Indemnification. The Committee, its members and any person designated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Employer, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment, except for amendments pursuant to Section 7.8(a), reducing the Severance Benefits provided hereunder or any Plan termination be effective prior to the later of (A) the third (3rd) anniversary of the Restatement Date and (B) one year after the Company provides written notice to the Participant that it wishes to amend or terminate this Plan and the nature of the amendments, if applicable, and further provided, that the Company shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until two (2) years after the occurrence of a Change in Control, provided that all Severance Benefits under the Plan have been paid.

ARTICLE VI

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

MISCELLANEOUS

7.1 Minors and Incompetents. If the Committee shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to the Severance Benefits, in such manner and proportions as the Committee may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Company, the Employer, the Committee, and the Board under the Plan.

7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

7.3 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

7.5 Withholding. The Company and/or the Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.

7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.

7.8 Code Section 409A.

(a) General. Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) Separation from Service; Delay Period for Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Separate Payments and No Participant Discretion. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

7.9 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.10 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

7.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13 Communications. All announcements, notices and other communications regarding the Plan will be made by the Company and/or the Employer in writing.

7.14 Legal Fees. This Section 7.14 shall apply only in the event of a Change in Control Related Termination. In the event that a Participant substantially prevails in a litigation between the Participant and the Company arising in connection with such Participant’s attempt to obtain or enforce any right or benefit provided by the Plan, the Company agrees to pay the reasonable attorney’s fees and other legal expenses incurred by such Participant in pursuing such litigation, including a reasonable rate of interest for delayed payment.

ARTICLE VIII

WHAT ELSE A PARTICIPANT NEEDS

TO KNOW ABOUT THE PLAN

8.1 Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan Administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Committee’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Committee should have decided the appeal. The law also permits the Participant to pursue his or her remedies under Section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

APPENDIX A

AGREEMENT AND RELEASE

Ascena Retail Group, Inc. (the “Company”) and [name] (the “Employee”), agree to the terms and conditions set forth below:

1. Termination. Employee’s employment with the Employer (as defined under the Ascena Retail Group, Inc. Executive Severance Plan (the “Severance Plan”)) [is] [was] terminated as of [            ], 20[    ] (the “Termination Date”). Employee acknowledges that the Termination Date [is] [was] the termination date of [his/her] employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Employer. Employee acknowledges and agrees that the Employer shall not have any obligation to rehire Employee, nor shall the Employer have any obligation to consider [him/her] for employment, after the Termination Date. All capitalized terms used herein, unless defined otherwise herein, shall have the meaning set forth in the Severance Plan.

2. Severance Benefits. In exchange for the general release in paragraph 4 below and other promises contained herein, and in accordance with the terms of the Severance Plan, which Employee hereby acknowledges receiving, Employee will receive the applicable Severance Benefits under Section 2.2 of the Plan, paid or provided in accordance therewith.

3. Acknowledgment. Employee hereby agrees and acknowledges that the Severance Benefits exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of the Employer, the Company or Affiliates or pursuant to any prior agreement or contract with the Employer, the Company or Affiliates.

4. Release. (a) In exchange for the Severance Benefits and other valuable consideration, Employee, for [himself/herself] and for [his/her] heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges the Employer and any and all of the Employer’s parent companies, partners, subsidiaries, affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement and Release.

(b) Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with the Employer or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) any claim under the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code or any other applicable state or local labor or human rights laws;1 (ix) the Sarbanes-Oxley Act of 2002; (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decision; (xi) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of Employee’s employment with and termination from the Employer and/or the Released Parties; (xii) any claims for wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xiv) any claim for attorneys’ fees [ADD ONLY FOR A CHANGE IN CONTROL RELATED TERMINATION: , (other than claims for legal fees pursuant to Section 7.14 of the Severance Plan)], costs, disbursements and/or the like. By virtue of the foregoing, Employee agrees that [he/she] has waived any damages and other relief available to [him/her] (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 4. Notwithstanding anything herein to the contrary, the sole matters to which this Agreement of Release does not apply are: (A) claims to the Severance Benefits; (B) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) claims arising after the date Employee signs this Agreement and Release; (D) claims relating to any rights of indemnification under the Employer’s organizational documents or otherwise, (E) claims relating to any outstanding stock options or other equity-based award on the Termination Date [ADD ONLY FOR A CHANGE IN CONTROL RELATED TERMINATION: , including, without limitation, the Equity Vesting]; (F) claims to vested accrued benefits under the Employer’s tax qualified retirement plans or non-qualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law; or (G) Employee’s right to seek enforcement of the terms of the Severance Plan [ADD ONLY FOR A CHANGE IN CONTROL RELATED TERMINATION: , including, but not limited to, claims for legal fees pursuant to Section 7.14 of the Severance Plan]. Employee acknowledges that Employee has been informed that Employee might have specific rights and/or claims under the ADEA. Employee specifically waives such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date this Agreement of Release is executed by Employee.

[1]	Add relevant provisions of additional state and/or local laws, as applicable.

5. Non-Disparagement; Cooperation in Certain Other Legal Proceedings. Employee agrees that at no time will [he/she], in public or private, engage in any form of conduct or make any statements or representations that deprecate, impugn, disparage or otherwise impair the reputation, goodwill or commercial interests of, or make any remarks that would tend to or be construed to tend to defame, the Releasees, nor shall the Employee assist any other person, firm or company in so doing. Nothing in this Agreement and Release shall prohibit or restrict Employee from: (i) making any disclosure of information, as required by law, in a proceeding or lawsuit in which the Employer is a party, or additionally in any other civil proceeding or lawsuit upon ten (10) business days prior written notice to the Employer; (ii) providing information to, or testifying or otherwise assisting in an investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or the Employer’s designated legal, compliance, or human resources officers; (iii) filing, testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; or (iv) challenging the validity of this Agreement and Release as it applies to a release of claims under ADEA.

6. Cooperation. Employee agrees to make [himself/herself] reasonably available at times and for durations reasonably acceptable to both parties to assist the Employer with respect to any issues wherein the Employer considers Employee’s knowledge or expertise reasonably beneficial. The Employer will reimburse Employee for all reasonable out of pocket expenses that incurred while [he/she] is engaged in such activity. Employee will also cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. Employee shall also cooperate fully with the Employer in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Employer. The Employer shall pay for any reasonable out-of-pocket expenses incurred by Employee in connection with [his/her] performance of the obligations pursuant to this paragraph 6. Employee’s performance under this paragraph 6 following the Termination Date shall be subject to [his/her] then current employment obligations.

7. Return of Property. Employee represents that [he/she] has returned (or will return) to Employer all property belonging to the Employer, including but not limited to electronic devices (e.g., Blackberry and/or laptop computer), keys, card access to buildings and office floors, and business information and documents.

8. Severability. If any provision of this Agreement and Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release. Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.

9. Entire Agreement. This Agreement and Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date of this Agreement and Release. In the event of any conflict between any of the provisions of this Agreement and Release and the provisions of the Severance Plan, the terms of the Severance Plan shall govern.

10. Governing Law. Except as may be preempted by federal law, this Agreement and Release shall be governed by the laws of the State of New York, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement and Release shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of New York, State of New York.

11. Non-Disclosure. The parties agree that this Agreement and Release and its terms are confidential and shall be accorded the utmost confidentiality. Employee hereby agrees to keep confidential and not disclose the terms and conditions of this Agreement to any person or entity without the prior written consent of the Employer, except to Employee’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of this Agreement. Employee shall be responsible for any disclosure by them. Employee further represent that Employee has not disclosed the terms and conditions of this Agreement to anyone other than Employee’s attorneys, accountants and/or spouse. This Section 11 does not prohibit disclosure of this Agreement by any party if required by law, provided that if Employee is required to make such disclosure the Employee has given the Employer prompt written notice of any legal process and cooperated with the Employer’s efforts to seek a protective order.

12. Confidential Information. Employee acknowledges that during the course of Employee’s employment with the Employer, Employee has had access to information relating to the Employer and its business that is not generally known by persons not employed by the Employer and that could not easily be determined or learned by someone outside of the Employer (“Confidential Information”). Such information is confidential or proprietary and may include but not be limited to customer or client contact lists, trade secrets, patents, copyrighted materials, proprietary computer software and programs, products, systems analyses, lists of suppliers and supplier contracts, internal policies and marketing strategies, financial information relating to the Employer and its employees, and other documents and information that provide the Employer with a competitive advantage and that could not be easily determined or learned or obtained by someone outside the Employer. Employee further acknowledges that: (i) such confidential and proprietary information is the exclusive, unique, and valuable property of the Employer; (ii) the businesses of the Employer depend on such confidential and proprietary information; and (iii) the Employer wishes to protect such confidential and proprietary information by keeping it confidential for the use and benefit of the Employer. Employee agrees not to disclose or use such Confidential Information at any time in the future, except if authorized by the Employer in writing or if required in connection with a subpoena or other legal process or investigation by any governmental, regulatory or self-regulatory agency or in connection with any legal proceeding brought against Employee, or in connection with a proceeding to enforce this Agreement.

13. Restrictive Covenants. Employee agrees that for a period of one (1) year following Employee’s Termination Date (the “Restricted Period”), [he/she] will not, directly or indirectly:

(a) Non-Competition. engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in “Competition” (as defined below) with the Employer, the Company or an Affiliate; or

(b) Non-Solicitation. recruit, solicit, hire, or cause to be hired, any individual who is then, or who has been within the preceding six (6) month period, an employee of the Employer, the Company or an Affiliate.

For purposes of this Agreement, “Competition” shall mean (x) the business of owning and/or operating one or more retail specialty stores that sell women’s or girls’ apparel, or (y) the business of selling women’s or girls’ apparel through catalogs or internet sales, or (z) any other business engaged in by the Employer, the Company or an Affiliate.

14. Remedies. Employee acknowledges and agrees that the Employer will suffer irreparable damage if any of the provisions of paragraphs 5, 12 or 13 of this Agreement and Release are breached and that the Employer’s remedies at law for a breach of such provisions would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Employer will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

15. Binding Agreement. This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16. ADEA Provisions. Employee acknowledges that [he/she]: (a) has carefully read this Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Agreement and Release [insert only if employees are over 40: and the disclosure information attached hereto as Exhibit I (which is provided pursuant to the Older Workers Benefit Protection Act)] for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of [his/her] choice in connection with this Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Agreement and Release and has discussed them with an attorney of [his/her] choice, or has had a reasonable opportunity to do so; and (e) is signing this Agreement and Release voluntarily and of [his/her] own free will and agrees to abide by all the terms and conditions contained herein.

17. Revocation/ Effective Date. Employee may accept this Agreement and Release by signing it before a notary public and delivering it to [INSERT NAME AND ADDRESS OF CONTACT] on or before the [twenty-first (21st)] [forty-fifth (45th)] day after [he/she] receives this Agreement and Release. Notwithstanding the foregoing, Employee may not sign this Agreement and Release before [his/her] last day of employment and this Agreement and Release will not be accepted or effective if signed before the Termination Date. After signing this Agreement and Release, Employee shall have [seven (7)]2 days (the “Revocation Period”) to revoke [his/her] decision by indicating [his/her] desire to do so in writing delivered to [INSERT NAME] at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Agreement and Release during the Revocation Period, the Effective Date of this Agreement and Release shall be the later of the [eighth (8th)]3 day after Employee signs this Agreement and Release or the day after the last day of the Revocation Period (the “Effective Date”).

Dated:
(signature)

[Employee]

ASCENA RETAIL GROUP, INC.

Accepted by:	Dated:

Name:

[2]	Replace with “fifteen (15)” for Employees working in Minnesota.
[3]	Replace with “sixteenth (16th)” for Employees working in Minnesota.